Exhibit 99.1

Media:	Ernie Knewitz	Kellie McLaughlin
Phone:	1-732-524-6623	1-908-927-7477
Mobile:	1-917-697-2318	1-609-468-8356

Investor Contacts:	Louise Mehrotra	Stan Panasewicz
Phone:	1-732-524-6491	1-732-524-2524

FOR IMMEDIATE RELEASE

JOHNSON & JOHNSON ANNOUNCES DEFINITIVE AGREEMENT TO ACQUIRE
ARAGON PHARMACEUTICALS, INC.

Late-Stage Prostate Cancer Treatment Strengthens Oncology Pipeline

New Brunswick, NJ (June 17, 2013) - Johnson & Johnson announced today a definitive agreement to acquire Aragon Pharmaceuticals, Inc., a privately-held, pharmaceutical discovery and development company focused on drugs to treat hormonally-driven cancers.
The acquisition includes Aragon's androgen receptor antagonist program. Aragon's lead product candidate is a second generation androgen receptor signaling inhibitor, ARN-509, in Phase 2 development for castration resistant prostate cancer (CRPC).
Under the terms of the agreement, Johnson & Johnson will make an upfront cash payment of $650 million, plus additional contingent payments of up to $350 million based on reaching predetermined milestones.  The transaction is expected to close in the third quarter of 2013.
Prior to closing, Aragon will transfer all assets other than its androgen receptor antagonist program to a newly formed company, which Aragon will spin off. Johnson & Johnson will not have an ownership stake in the new company nor retain any rights to these products or programs.
The closing is subject to clearance under the Hart-Scott-Rodino Antitrust Improvements Act, Aragon's consummation of the spin-off of the newly created company, and other customary closing conditions. The boards of directors of both Johnson & Johnson and Aragon have approved the transaction.
“The acquisition of Aragon further enhances our leadership in prostate cancer drug development. ARN-509 complements ZYTIGA® and provides the potential for exciting, novel approaches to treat prostate cancer patients,” said Peter F. Lebowitz, M.D., Ph.D., Global Therapeutic Area Head, Oncology for Janssen Research & Development, LLC. “Prostate cancer is one of our main areas of focus, and we are pleased to be adding ARN-509 to our portfolio.”
About Johnson & Johnson
Caring for the world, one person at a time…inspires and unites the people of Johnson & Johnson. We embrace research and science -- bringing innovative ideas, products and services to advance the health and well-being of people. Our approximately 128,000 employees at more than 275 Johnson & Johnson operating companies work with partners in health care to touch the lives of over a billion people every day, throughout the world.

About Janssen Research & Development, LLC
Janssen Research & Development, LLC, one of the Janssen Pharmaceutical Companies of Johnson & Johnson, is headquartered in Raritan, N.J. and has affiliated facilities in Europe, the United States and Asia. Janssen Research & Development is leveraging a combination of internal and external innovation to discover and develop novel medicines and solutions in five distinct therapeutic areas: Neuroscience, Oncology, Immunology, Infectious Diseases and Vaccines, and Cardiovascular and Metabolism. For more information about Janssen Research & Development, LLC visit www.janssenrnd.com.

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(This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. The reader is cautioned not to rely on these forward-looking statements. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from the expectations and projections of Janssen Research & Development, LLC and/or Johnson & Johnson. Risks and uncertainties include, but are not limited to, the satisfaction of closing conditions for the acquisition, including clearance under the Hart-Scott-Rodino Antitrust Improvements Act, consummation of Aragon's spin-off transaction, and certain customary closing conditions; the possibility that the transaction will not be completed; general industry conditions and competition; economic factors, such as interest rate and currency exchange rate fluctuations; technological advances, new products and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approvals; challenges to patents; changes in behavior and spending patterns or financial distress of purchasers of health care products and services; changes to governmental laws and regulations and domestic and foreign health care reforms; trends toward health care cost containment; and increased scrutiny of the health care industry by government agencies. In addition, if and when the transaction is consummated, there will be risks and uncertainties related to the ability of Janssen Research & Development, LLC and/or Johnson & Johnson to successfully integrate the business of Aragon Pharmaceuticals, Inc. A further list and description of these risks, uncertainties and other factors can be found in Exhibit 99 of Johnson & Johnson's Annual Report on Form 10-K for the fiscal year ended December 30, 2012. Copies of this Form 10-K, as well as subsequent filings, are available online at www.sec.gov, www.jnj.com or on request from Johnson & Johnson. None of the Janssen Pharmaceutical Companies nor Johnson & Johnson undertake to update any forward-looking statements as a result of new information or future events or developments.)